EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PRIME MEDICAL ANNOUNCES THIRD QUARTER RESULTS;
NET INCOME UP ON STRONG REVENUE

AUSTIN, TX, November 3, 2004 — Prime Medical Services, Inc. (NASDAQ: PMSI), today announced its financial results for the third quarter ended September 30, 2004. Operating results for the quarter reflected solid revenue growth in both of the Company’s business segments. See attached tables.

Total revenues for the third quarter of 2004 rose 17% to $46.4 million, up from $39.6 million in the same quarter of last year. Under generally accepted accounting principles (GAAP), net income for the third quarter of 2004 increased 60% to $1.2 million or $0.06 per diluted share from $775,000 or $0.04 per diluted share in the third quarter of 2003. This GAAP net income includes certain charges of $2.3 million or $0.07 per diluted share in the 2004 period relating to the closing of a newly acquired Medstone facility and costs related to plant consolidations within the Company’s specialty vehicle division, and $1.6 million of expenses in the 2003 period primarily associated with the implementation of FAS 150.

Excluding these charges, fees and expenses, net income would have been $2.7 million or $0.13 per diluted share in the third quarter of 2004, compared to $1.8 million or $0.11 per diluted share in the same 2003 quarter (see attached GAAP reconciliation table and commentary). Weighted average shares outstanding increased to 21.0 million in the current period from 17.4 million in the same period a year ago reflecting shares issued for the acquisition of Medstone International, Inc.

Prime’s President & CEO, Brad A. Hummel, commented, “Continued strength within our Urology unit highlighted our third quarter, as evidenced by a 28% revenue increase over the corresponding 2003 quarter. Organic partnership lithotripsy volume grew again on a comparable quarter basis and prostate therapy treatments increased to 308 procedures, from 71 in the second quarter of this year. Lithotripsy revenue per procedure was stable at $2,057 in partnership driven cases and $1,907 overall.

“Revenue from our Specialty Vehicle Manufacturing unit increased 11% over the same quarter a year ago, despite delivery shifts resulting from delays in equipment provision from the medical device manufacturers, as well as production setbacks in our Florida facilities due to power outages caused by the August and September hurricanes. These units remain in backlog and are expected to ship in the fourth quarter.”

UROLOGY SEGMENT

Segment Review ($000‘s)

	Q-1	Q-2	Q-3	Q-3
	2004	2004	2004	2003

Procedures	7,249	8,703	9,215	7,351
Clicks	2,547	5,398	5,338
Revenue	$16,219	$19,767	$20,003	$15,658
EBITDA	9,257	11,012	*11,939	10,024
Minority Interest	(4,891)	(5,373)	(6,592)	(4,910)
Adjusted EBITDA	$4,366	$5,639	*$ 5,347	$5,124

*Excludes certain charges totaling $993,000 relating to Medstone integration (see attached GAAP reconciliation table and commentary).

Mr. Hummel further stated, “We continue to be encouraged by the trends we see within our Urology group. Procedure increases from our Prime partnerships have been complemented by growth in prostate therapy treatments and contributions from the recently acquired Medstone complex. Additionally, we have continued to press down on direct operating expenses, resulting in a year to date reduction of over $1.3 million. Minority interest expense increased 34% over the same period last year as a result of our previous re-engineering efforts, and sequentially due to adjustments to previously recorded expense allocations. Minority interest ownership in our lithotripsy partnerships remains level at approximately 66%.

“During the quarter we accelerated our Medstone integration efforts, primarily in anticipation of our pending merger with HealthTronics, consolidating our administrative, support and field service organization and substantially all of our manufacturing capability. Results from the Medstone business acquired earlier this year were in line with expectations: 1,585 fee-for-service procedures were conducted during the quarter, and licensing fees on the installed base totaled $645,000 on 5,338 clicks. Device sales for this quarter were $1.0 million, and our sales pipeline remains strong.”

SPECIALTY VEHICLE MANUFACTURING SEGMENT

Segment Review ($000‘s)

	Q-1	Q-2	Q-3	Q-3
	2004	2004	2004	2003

Units Delivered
Medical	26	34	31	28
Command/Homeland Security	20	29	22	20
Broadcast	32	38	43	44

	78	101	96	92
Revenue	$23,757	$30,513	$26,192	$23,641
Adjusted EBITDA	$1,730	$2,515	*$ 3,451	$2,489

*Excludes certain charges totaling $1,325 relating to plant consolidations in 2004 and $1.6 million of expenses in 2003 primarily due to FAS 150 (see attached GAAP reconciliation table and commentary).

Mr. Hummel continued, “Adjusted EBITDA from our Specialty Vehicle Manufacturing unit reflects strong sequential and year-over-year improvement in operating margins, primarily due to the implementation of the plant consolidation program, which we refer to as “Project Waterford.” An otherwise good quarter would have been an excellent quarter but for supply chain delays in our Medical group and production setbacks in our Florida facilities. Four medical vehicles “pushed” during the quarter due to delays in receiving devices to be loaded from our OEM partners. Similarly, delays due to weather and an internal investigation into an improper commission payment by a former employee (reported by Form 8-K dated September 28, 2004) resulted in more than ten units migrating into the subsequent quarter in our Homeland Security and Command & Control group.

“Despite these delays, the Specialty Vehicle Manufacturing group recorded EBITDA of $3.5 million, before giving effect to charges associated with plant consolidation activity and the imminent closing of our facilities in Carlisle, Pennsylvania and Sanford, Florida. Costs associated with this plant consolidation are required to be expensed as incurred and should be completed by year-end. Our Broadcast group delivered to plan and continues to be our most consistent operating unit in this segment. A primary benefit of Project Waterford will be the combination of our homeland security and command vehicle production under the proven leadership of our Broadcast group management team.

“All of the signals from governmental agencies, vendors and our manufacturing partners point to continued growth in the homeland security market, and we see a generally improving demand for medical specialty vehicles. Both backlog and orderbooks in these areas remain solid. Going forward, we believe that we can participate more profitably than we have historically in the homeland security market by advancing our value-added engineering and design capabilities on a more focused product line.

“Specialty Vehicle Manufacturing backlog was $33.7 million at September 30, 2004, an 11% increase from same point in the prior year.”

FINANCIAL POSITION

John Q. Barnidge, Prime’s CFO, added, “Net working capital at September 30, 2004 grew to $44.0 million, up from $40.0 million on June 30, 2004. Net debt decreased by $2.3 million to $104.0 million during the quarter and there was no draw against our senior credit facility. Account receivables’ days sales outstanding remains at a very healthy 34.5 days.

“Looking forward to our pending merger with HealthTronics, we intend to take advantage of a decidedly stronger balance sheet and pursue financing alternatives that should result in a lower weighted average cost of capital. As previously indicated, we plan to hold a conference call shortly after concluding the merger. At that time, we will elaborate on our operating plans and expectations for the combined company.”.

Conference Call and Webcast

Management of Prime Medical Services will host a conference call at 10:30 am ET on Thursday, November 4, 2004. Interested parties may participate in the call by dialing 888-743-0342 (706-679-0861 for international callers) and ask for the “Prime Medical” call. Please call in 10 minutes before the call is scheduled to begin. The conference call will also be broadcast live over the Internet via the Investor Relations section of the Company’s web site at www.primemedical.com. To listen to the live webcast, go to the web site at least 10 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

NOTICE TO INVESTORS

The proposed merger between HealthTronics Surgical Services and Prime Medical Services has been submitted to shareholders of both companies for their consideration. Shareholders are urged to read the definitive joint proxy statement/prospectus regarding the proposed transaction and related matters, any other relevant documents filed with the Securities and Exchange Commission and any amendments or supplements to those documents, because they contain important information. The joint proxy statement/prospectus and other filings can be obtained without charge at the SEC’s website (www.sec.gov). Copies of the joint proxy statement/ prospectus and the SEC filings incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by contacting John Q. Barnidge, Prime Medical Services, Inc., 1301 Capital of Texas Highway, Suite 200B, Austin, Texas 78746, (512) 314-4554.

HealthTronics, Prime, their directors and executive officers and certain of their members of management and employees may be deemed to be “participants in the solicitation” of proxies from the stockholders of HealthTronics and Prime in connection with the merger. Information regarding those participants and their interests in the merger may be obtained by reading the definitive joint proxy statement/prospectus included in the Registration Statement on Form S-4. In addition, information regarding such persons and their interests in HealthTronics and Prime is included in the proxy statements for each corporation’s most recent annual shareholders meetings which have been filed with the SEC and are available as described above.

PRIME'S USE OF NON-GAAP FINANCIAL MEASURES

This press release includes financial measures for net income and related per share amounts that exclude certain charges and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP net income and earnings per share exclude certain charges in 2004 related to the closing of a newly acquired Medstone facility and costs related to plant consolidations at Prime’s Specialty Vehicle division and for 2003, expenses primarily associated with the implementation of FAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, (collectively “Certain Charges”). These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding Certain Charges, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results, to competitors’ operating results, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial statements attached to this press release.

EBITDA AND ADJUSTED EBITDA

Prime has presented EBITDA and Adjusted EBITDA amounts, which are non-GAAP financial measures, in various filings with the SEC. In the SEC filings, Prime has reconciled such amounts to their most directly comparable financial measure calculated in accordance with GAAP, which is Prime’s net income. Prime believes that its presentations of EBITDA and Adjusted EBITDA are important supplemental measures of operating performance to its investors.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a commonly used measure of performance which Prime believes, when considered with measures calculated in accordance with GAAP, gives investors a more complete understanding of Prime’s operating results before the impact of investing and financing transactions and income taxes. Prime does not reflect minority interest expense when calculating EBITDA, however, Prime adjusts for minority interest expense and refers to this measure as “Adjusted EBITDA”. Prime has historically reported this measure to its investors and believes that the continued inclusion of Adjusted EBITDA provides consistency in its financial reporting. Adjusted EBITDA is among the more significant factors in management’s internal evaluation of total company performance. Adjusted EBITDA is also widely used by Prime management in the annual budget process. Prime believes these measures continue to be used by investors and creditors in their assessment of Prime’s operating performance and the valuation of the company.

EBITDA and Adjusted EBITDA are used in addition to and in conjunction with results presented in accordance with GAAP. EBITDA and Adjusted EBITDA should not be considered as an alternative to net income, operating income, a liquidity measure, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. EBITDA and Adjusted EBITDA reflect additional ways of viewing Prime’s operations that Prime believes, when viewed with its GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Prime’s business than could be obtained absent this disclosure. Prime strongly encourages investors to review its financial information in its entirety and not to rely on a single financial measure.

About Prime Medical Services

Prime is an industry leader in providing healthcare services to the urology community and is a market leader in the design and manufacturing of specialty vehicles for use in the medical and broadcast & communications industries. For more information, visit Prime’s website at: www.primemedical.com

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Prime believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from Prime’s expectations include, among others, the existence of demand for and acceptance of Prime’s services, the availability of appropriate candidates for acquisition by Prime, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in Prime’s periodic filings with the Securities and Exchange Commission.

CONTACT: Prime Medical Services, Inc. Brad A. Hummel, President & CEO John Q. Barnidge, Senior Vice President & CFO (512) 314-4554 www.primemedical.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Loren G. Mortman (212) 836-9604, LMortman@equityny.com Lauren Barbera (212) 836-9610, LBarbera@equityny.com www.theequitygroup.com

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

PRO FORMA VS. GAAP RESULTS

(Unaudited)

GAAP RESULTS
	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands, except per share data)	2004	2003	2004	2003
Revenue:
Urology	$20,003	$15,658	$55,989	$45,756
Manufacturing	26,192	23,641	80,462	70,780
Other	237	260	712	785

Total revenue	46,432	39,559	137,163	117,321

Cost of services and general and
administrative expenses:
Urology	9,155	5,963	24,861	18,974
Manufacturing	24,076	22,503	73,287	64,923
Corporate	700	901	2,724	2,341
Depreciation and amortization	1,837	1,759	5,303	5,410

	35,768	31,126	106,175	91,648

Operating income	10,664	8,433	30,988	25,673

Other income (expenses):
Interest and dividends	58	43	207	264
Interest expense	(2,380)	(2,338)	(7,033)	(6,875)
Loan fees	--	(257)	--	(257)
Other, net	76	203	44	(55)

	(2,246)	(2,349)	(6,782)	(6,923)

Income before provision for income
taxes and minority interests	8,418	6,084	24,206	18,750

Minority interest in consolidated income	6,592	4,910	16,856	12,803

Provision for income taxes	584	399	2,605	2,022

Net income	$1,242	$775	$4,745	$3,925

Diluted earnings per share:
Net income	$0.06	$0.04	$0.23	$0.23

Weighted average shares outstanding	21,013	17,366	20,282	17,387

PRO FORMA RESULTS
Net income, as reported	$1,242	$775	$4,745	$3,925
Compensation charge for employee
puts and stock buybacks, net of tax	--	890	(517)	890
Loan fees, net of tax	--	170	--	170
Costs related to closing Medstone facility,
net of tax	630	--	630	--
Costs related to Project Waterford-plant
consolidations, net of tax	840	--	840	--

Net income, pro forma	$2,712	$1,835	$5,698	$4,985

Diluted earnings per share:
Net income, pro forma	$0.13	$0.11	$0.28	$0.29

Weighted average shares outstanding	21,013	17,366	20,282	17,387

Prime Medical Services, Inc.

Pro Forma Supplemental Financial Information

For the Three and Nine Months Ended September 30, 2004

Unaudited

In thousands, except per share data

	3rd Quarter		YTD
	2004	2003	2004	2003
Summary of Results from Operations
Revenues	$46,432	$39,559	$137,163	$117,321
EBITDA	$14,953	$11,785	38,045	32,639
Adjusted EBITDA	$8,361	$6,875	21,889	19,836
Net Income	$2,712	$1,835	5,698	4,985
EPS	$0.13	$0.11	$0.28	$0.29
Number of Shares	21,013	17,366	20,282	17,387

Segment Information

Revenues:
Urology	$20,003	$15,658	$55,989	$45,756
Manufacturing	$26,192	$23,641	$80,462	$70,780

Adjusted EBITDA:
Urology	$5,347	$5,124	$15,352	$14,047
Manufacturing	$3,451	$2,489	$7,696	$7,280
Corporate	$(437)	$(738)	$(1,859)	$(1,491)

Capital Expenditures:
Consolidated	$1,305	$1,654	$6,403	$5,128
Urology, net to Prime	$311	$480	$1,521	$1,377
Manufacturing, net to Prime	$193	$52	$1,535	$432
Corporate	$224	$230	$526	$755

Other Information:
Net Draws (Payments) on Line of Credit	$--	$(5,000)	$(3,000)	$3,500

Net Debt	$104,052	$118,664	$104,052	$118,664

Days Sales Outstanding	34.5	37.9	34.5	37.9

See accompanying disclosure of Prime's use of Non-GAAP Financial Measures.

Prime Medical Services, Inc.

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Nine Months Ended September 30, 2004

Unaudited

(000's)

	3rd Quarter		YTD
	2004	2003	2004	2003
Net Income (loss) as Reported	$1,242	$775	$4,745	$3,925

Add Back(deduct):
Provision (benefit) for Income Taxes	584	399	2,605	2,022
Interest Expense, Including Loan Fees	2,380	2,595	7,033	7,132
Depreciation & Amortization	1,837	1,759	5,303	5,410
Medstone Facility Close	993	--	993	--
Project Waterford	1,325	--	1,325	--
Compensation charge for employee
puts and stock buybacks	--	1,347	(815)	1,347

Adjusted EBITDA	8,361	6,875	21,189	19,836

Add Back:
Minority Interest Expense	6,592	4,910	16,856	12,803

EBITDA	$14,953	$11,785	$38,045	$32,639

See accompanying disclosure of Prime's use of Non-GAAP Financial Measures.

PRIME MEDICAL SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

($ in thousands)	September 30, 2004	December 31, 2003
ASSETS
Total current assets	$77,427	$69,110
Property and equipment, net	27,516	23,956
Other assets	195,639	186,902

	$300,582	$279,968

LIABILITIES
Total current liabilities	$33,391	$35,266
Long-term debt, net of current portion	107,040	111,728
Other long-term liabilities	22,282	19,286

Total liabilities	162,713	166,280
Minority interest	9,076	7,077
Total stockholders' equity	128,793	106,611

	$300,582	$279,968